Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Caminiti / Jonathan Doorley
Sard Verbinnen & Co
212-687-8080

VECTOR GROUP LTD. PROVIDES
NOTICE OF REDEMPTION OF 3.875% VARIABLE INTEREST
SENIOR CONVERTIBLE DEBENTURES DUE 2026
_______________________________

Miami - October 29, 2013 - Vector Group Ltd. (NYSE: VGR) (“Vector”) announced today that it has sent a notice of optional redemption to the holders of all of its outstanding 3.875% Variable Interest Senior Convertible Debentures due 2026 (the “Debentures”). Vector intends to redeem all of the outstanding Debentures on November 29, 2013 (the “Redemption Date”). The redemption price is 100% of the outstanding principal amount of the Debentures, plus accrued and unpaid interest to, but excluding, the Redemption Date. The aggregate principal amount of the outstanding Debentures is $43.2 million.
The Debentures may be converted into shares of Vector’s common stock by the holders at any time before the close of business on November 28, 2013, at a conversion price of approximately $14.55 per share, equating to approximately 68.718858 shares of Vector’s common stock per $1,000 principal amount of the Debentures.
Vector intends to use cash on hand to fund the redemption of any Debentures not converted into common stock prior to the Redemption Date. The redemption will constitute a complete redemption of the Debentures, such that no amount will remain outstanding following the redemption.
Vector is a holding company that indirectly owns Liggett Group LLC and Vector Tobacco Inc. and directly owns New Valley LLC.
Cautionary Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Vector has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “intends” and similar expressions. These statements reflect Vector’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks,

Exhibit 99.1

uncertainties and other factors which could cause Vector’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements.